EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement") is entered into this 18th day of December, 1998, by and between Hadron, Inc. (the "Company") and Jeannine Mantz ("Employee").

     WHEREAS, the Company and Employee have agreed to terms upon which Employee will be employed by the Company and wish to set forth such terms and conditions in writing;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ Employee and Employee hereby accepts employment as President of its Vail Research and Technology Corporation subsidiary; and Vice President of the Company for the term as hereinafter set forth. Employee shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company, and its subsidiary, as are consistent with her positions. Employee shall report to the Chief Executive Officer of the Company.

2. Term. The initial term of this Agreement shall be two (2) years, effective December 18, 1998, subject to renewal at the end of each two year term, upon the mutual agreement of both parties, for additional two-year terms.

3. Base Salary. Employee's initial annual base salary shall be $ 130,000. Employee's base salary for the future years shall be determined by the Compensation Committee of the Board of Directors of the Company, in its sole discretion. The base salary shall be payable on a bi-weekly basis or such other basis as the Company uses to pay its executive officers.

4. Stock Options. The Company shall grant to Employee options in its Incentive Stock Option Plan in such amount as determined by the Board of Directors. Such amount shall be commensurate with the duties and responsibilities of the Employee.

5. Annual Bonus. In addition to the Employee's Base Salary, the Employee shall be eligible to earn a target bonus of 20% of her annual Base Salary, in accordance with the terms of the Company's fiscal year Bonus Plan, a description of which is attached as Exhibit A, or at the recommendation of the Chairman and of the Compensation Committee.

6. Additional Compensation. In addition to the Employee's Base Salary and Bonus, the Employee shall be eligible to earn additional compensation in the amount of one percent (1%) of billed and collected revenues realized from the contracts listed on Exhibit B (the "Contracts"), for the life of such Contracts. To the extent payable, this additional compensation shall be calculated and paid quarterly following the filing of the Company's quarterly reports on Form 10-Q and following the filing of the Company's annual report on Form 10-K.
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1998 MANTZ/HADRON AGREEMENT                            PAGE TWO

7. Covenant Not to Compete. To induce the Company to enter into this Agreement, Employee agrees, during the term hereof and for a period of six months after the termination of her employment for any reason or expiration of her Employment Agreement, not to directly or indirectly (i) engage or be interested (as owner, partner, shareholder, director, employee, agent, consultant or otherwise) with or without compensation, in any company, entity, or person which offers services which are the same or similar to the services offered by the Company and its Subsidiaries within any geographical area in which the Company or any of its Subsidiaries is conducting business or actively planning to conduct business as of the date of termination of her employment; (ii) solicit, induce or attempt to solicit or induce any person employed by the Company or its Subsidiaries to leave the Company's or its Subsidiaries' employment; (iii) solicit, induce, or attempt to solicit or induce any client or customer of the Company or its Subsidiaries to purchase from any other person or entity, services similar to or the same as those provided by Company and its Subsidiaries.

8. Car Allowance. The Employee shall receive an automobile allowance in the amount of $350 per month for the first year of the Agreement, to adjust in proportion to other executive officers of the Company, if such adjustments occur, for successive years of the Agreement.

9. Other Benefits. Employee shall be fully reimbursed by the Company for all expenses reasonably incurred in connection with the performance of Employee's duties, upon presentation of expense statements and such other supporting information as the Company may reasonably require. The Company shall provide to Employee the insurance and medical coverage provided to the Company's executive officers, on the same terms and conditions. Additionally, Employee shall be entitled to four weeks of paid vacation for each year of employment.

10. Termination and/or Renewal. The Company shall have the right to terminate this Agreement for cause on the grounds that Employee acted dishonestly in any activity related to this job; Employee has exhibited signs of alcohol or drug dependency; Employee has been convicted of a felony or crime of moral turpitude; or for gross neglect of her duties ("for cause."). If Employee is terminated for cause, as defined herein, or leaves the employ of the Company voluntarily, then no remuneration will be due past the date of termination. Any renewal of this Agreement, shall be completed prior to December 18, 2000. In the event that the Company terminates Employee's contract other than for cause, or decides not to renew this Agreement by December 18, 2000 for any reason other than those specified above, the Employee will receive a severance payment equal to six months at the then current Base Salary, paid out over six months, in full and complete satisfaction of any claim Employee may have by virtue of such termination without cause or election by the Company not to renew this Agreement.
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1998 MANTZ/HADRON AGREEMENT                            PAGE THREE

11. Indemnification. The Company shall indemnify and hold Employee harmless from and against any and all causes of action, claims, costs, liabilities, expenses, attorneys' fees or damages arising from Employee's performance of her duties as described herein, except however where such claims, etc. are a result of Employee's gross negligence or willful misconduct.

12. Full Authority. Each party represents to the other that: it has full power and authority to execute, deliver and perform this Agreement; all necessary corporate action on its part for the execution, delivery and performance of this Agreement by it has been duly taken; this Agreement has been duly authorized and executed by it; it is a legal, valid and binding Agreement, enforceable against such party in accordance with its terms.

13. Entire Agreement/Assignment/Governing Law. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party. This Agreement constitutes the entire agreement between the parties and shall supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties or any officials or representatives thereof. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

14. Waivers. A waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver or modification of this Agreement must be in writing.

15.    Trade Secrets and Intellectual Property.   Employee hereby
       assigns to the Company all of her right, title and interest in and to all inventions, improvements, developments, works of authorship and discoveries developed by Employee while in the Company's employ ("Company Inventions"). Employee agrees that upon request and without compensation therefore, and whether during the term of her employment or thereafter, she will cooperate with the Company in obtaining any protection it deems desirable for such Company Inventions. Employee further agrees that during the term of this Employment Agreement and thereafter, she will not disclose any Company Inventions, any confidential information of the Company or its Subsidiaries, and any confidential information of the Company's customers, except as is required in the furtherance of her duties under this Employment Agreement. Employee agrees that upon the

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1998 MANTZ/HADRON AGREEMENT                                 PAGE FOUR

       termination or expiration of this Employment Agreement she will return to the Company all forms, manuals, computer software, and other documents and material furnished to her by the Company or its Subsidiaries or relating to the business of the Company. As used herein the term confidential information excludes information which is in the public domain or otherwise generally know in the industry through no breach of duty of confidentiality, and information which Employee receives from a third party without any duty of confidentiality.

  IN WITNESS WHEREOF, the parties have executed this Agreement this 18th day of December, 1998.

HADRON, INC.                              ACCEPTED & AGREED TO:




BY:    /S/ C.W. GILLULY                   /S/ JEANNINE MANTZ
       C.W. Gilluly                       Jeannine Mantz
        Chairman and
          Chief Executive Officer

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